[QWEST LETTERHEAD]



                                    June 28, 2002



Qwest Communications International Inc.
1801 California Street
Denver, Colorado 80202

         Re: Registration on Form S-8 of Qwest Communications International Inc.

Ladies and Gentlemen:

         At your request, I have examined the Registration Statement on Form S-8 to be filed by Qwest Communications International Inc. ("Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 24,000,000 shares of Common Stock of the Company, $.01 par value per share ("Shares") and interests in the Plan (together with the Shares, the "Securities"), to be issued pursuant to the Qwest Savings & Investment Plan ("Plan").

         I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares that may be sold pursuant to the Plan.

         Based upon the foregoing examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate actions as contemplated thereby and by the Plan and related agreements, the Securities will be validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the aforesaid Registration Statement.

                                    Respectfully submitted,



                                    /s/ YASH A. RANA
                                    --------------------------------------------
                                    Yash A. Rana
                                    Vice President and Associate General Counsel